EXHIBIT 99.1

CDTi Announces Fourth Quarter and Fiscal Year 2015 Financial Results

– Demonstrates momentum by securing new customers in key growth markets –
– Increased fourth quarter 2015 revenue 11% year-over-year –
– Expanded fourth quarter gross margin to 29%, compared to 23% in the prior year period –
– Provides 2016 financial outlook –

OXNARD, Calif., March 30, 2016 (GLOBE NEWSWIRE) -- Clean Diesel Technologies, Inc. (Nasdaq:CDTI) (“CDTi” or “the Company”), a leader in advanced emission control technology, reported financial results for the fourth quarter and year ended December 31, 2015.

“2015 marked a transformational year for CDTi as we refocused and realigned operations to position the company for profitability and long-term growth,” stated Matthew Beale, CDTi’s CEO. “We believe our commercial agreements with Panasonic, Paccar and Hino – Toyota’s light truck division – demonstrate the quality of our technology and our ability to secure new customers in key growth markets. We are capitalizing on this important commercial traction and momentum as we pursue additional partnerships in our geographic focus areas of North America, China and India. We have also taken significant steps to rationalize our cost base by outsourcing lower value production activities and streamlining our corporate organization. While our financial results and capital structure are not yet satisfactory, we are confident that our revenue pipeline and expense reduction activities have placed the company on a path to profitability that will become increasingly visible as 2016 progresses.”

Recent Operational Highlights

  Signed Panasonic Ecology Systems Co., Ltd., in November 2015 and began shipments in the first quarter of 2016. This is the first commercial agreement using CDTi’s proprietary synergized-platinum group metal (SPGM™) diesel oxidation catalyst (DOC) technology for China’s heavy-duty retrofit market.
  Partnered with Hino Motors, Ltd., the fourth largest truck dealership network in the US, adding more than 300 dealerships in North America. Combined with the new relationship with Paccar, the third largest truck dealership network in the US, DuraFit is now available in more than 1,000 distribution locations, reflecting continued traction in this key growth market.
  Completed initial vehicle testing for next generation Spinel™ SPGM technology, advancing toward commercialization.
  Reduced operating expenses by rationalizing corporate functions, outsourcing lower value manufacturing and closing the Markham, Ontario facility.
  Implemented additional round of cost reductions in the first quarter of 2016, demonstrating commitment to driving profitable growth.

Financial Highlights: Fourth Quarter 2015 compared to Fourth Quarter 2014

  Total revenue was $9.7 million, compared to $8.7 million.
    Catalyst division revenue was $5.9 million, compared to $5.5 million, reflecting increased intercompany sales, which were eliminated in consolidation.
    Heavy Duty Diesel Systems division revenue was $4.8 million, compared to $3.5 million, increasing due primarily to greater DuraFit™ DPF sales, international retrofit and licensing royalties.
  Gross margin was 29%, compared to 23%, reflecting the increased volume of sales and favorable revenue mix.
  Total operating expenses were $5.5 million, including severance expense of $1.5 million. This compares to $5.1 million in the fourth quarter of 2014.
  Net loss was $0.9 million, or $0.05 per share, compared to $2.7 million, or $0.20 per share.
  Cash at December 31, 2015 was $3.0 million, compared with $7.2 million at December 31, 2014. The company raised $3.1 million in gross proceeds in November 2015.
  CDTi increased its financial flexibility to execute its growth strategy by amending its loan agreements with Kanis SA and extending the maturity dates by two years to October 1, 2018.

Financial Highlights:  2015 compared to 2014

  Total revenue was $39.7 million, compared to $41.2 million.
    Catalyst division revenue was $26.2 million, compared to $23.8 million, reflecting increased sales to our Japanese OEM customer. Intercompany sales are eliminated in consolidation.
    Heavy Duty Diesel Systems division revenue was $16.6 million, compared to $19.6 million due primarily to the wind down of the legacy retrofit business. DuraFit met its annual revenue goal of $5 million.
  Gross margin was 27%, compared to 30%.
  Total operating expenses were $21.2 million, including severance expense of $1.5 million, compared to $20.1 million, including severance expense of $1.2 million.
  Net loss was $8.5 million, or $0.54 per share, compared to net loss of $9.3 million, or $0.78 per share.

Financial Outlook
David Shea, CDTi’s CFO, stated, “For the full year 2016, we expect revenue to be between $39 million and $43 million. We believe DuraFit will double its revenue contribution to $10 million and partially offset the decline in legacy retrofit revenue. In addition, we expect gross margin to be between 27% and 29%. Based on these assumptions and cost reductions undertaken in 2015 and 2016, we plan to be breakeven on an income from continuing operations basis by the fourth quarter of 2016.”

Conference Call and Webcast Information
CDTi will host a conference call and live webcast beginning at 8:00 a.m. Pacific Time today, March 30th, to discuss its financial results and its business outlook. This conference call will contain forward-looking information. To participate in the conference call, please dial +1 (877) 303-9240 and international participants should dial +1 (760) 666-3571. The conference code is 42623819. The conference call will be webcast live on the CDTi website at www.cdti.com under the "Investor Relations" section. To listen to the live webcast, participants should visit the site at least 15 minutes prior to the conference to download any required streaming media software. An archived recording of the conference call will be available on the CDTi website for 30 days.

About CDTi
CDTi develops advanced materials technology for the emissions control market. CDTi’s proprietary technologies provide high-value sustainable solutions to reduce hazardous emissions, increase energy efficiency and lower the carbon intensity of on- and off-road combustion engine systems. With a continuing focus on innovation-driven commercialization and global expansion, CDTi’s breakthrough Powder-to-Coat (P2C™) technology exploits the Company’s high-performance, advanced low-platinum group metal (PGM) emission reduction catalysts. Key technology platforms include Mixed Phase Catalyst (MPC®), Base Metal Activated Rhodium Support (BMARS™), Synergized PGM (SPGM™), Zero PGM (ZPGM™) and Spinel™. For more information, please visit www.cdti.com.

Forward-Looking Statements
Certain information contained in this press release constitutes forward-looking statements, including any statements that are not statements of historical fact. You can identify these forward-looking statements by the use of the words “believes”, “expects”, “anticipates”, “plans”, “may”, “will”, “would”, “intends”, “estimates”, and other similar expressions, whether in the negative or affirmative. Forward-looking statements are based on a series of expectations, assumptions, estimates and projections, which involve substantial uncertainty and risk. In this document, the Company includes forward-looking statements regarding the acceleration of the Company’s business transformation into an advanced materials company, the Company’s future financial performance, the timely commercialization of the Company’s technology, the validation of the quality of the Company’s technology and the availability of future financing, are all subject to risks and uncertainties that could cause our actual results and financial position to differ materially.  In general, actual results may differ materially from those indicated by such forward-looking statements as a result of risks and uncertainties, including, but not limited, to (i) that the Company may not be able to (a) successfully implement, or implement at all, its strategic priorities; (b) streamline its operations or align its organization and infrastructure with the anticipated business; (c) meet expectations or projections; (d) decrease costs; (e) increase sales; (f) obtain adequate funding; (g) retain or secure customers; (h) increase its customer base; (i) protect its intellectual property; (j) successfully evolve into an advanced materials supplier or, even if successful, increase profitability; (k) successfully market new products; (l)  obtain product verifications or approvals; (m) attract or retain key personnel; (n) validate, optimize and scale our powder-to-coat capability; or (o) realize benefits from investments; (ii) funding for and enforcement and tightening of emissions controls, standards and regulations; (iii) prices of PGM and rare earth metals;  (iv) royalty and other restrictions on sales in certain Asian countries; (v) supply disruptions or failures; (vi) regulatory, marketing and competitive factors; (vii) environmental harm or damages; and (viii) other risks and uncertainties discussed or referenced in the Company’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K. In addition, any forward-looking statements represent the Company’s estimates only as of the date of such statements and should not be relied upon as representing the Company’s estimates as of any subsequent date. The Company specifically disclaims any obligation to update forward-looking statements. All forward-looking statements in this press release are qualified in their entirety by this cautionary statement.

Contact Information:
Becky Herrick or Cathy Mattison
LHA (IR Agency)
+1 415 433 3777
bherrick@lhai.com / cmattison@lhai.com

Clean Diesel Technologies, Inc.
Summary Statements of Operations (unaudited)
($ millions)

	3 Months Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014
Revenues	$9.7	$8.7	$39.7	$41.2
Gross profit	2.8	2.0	10.9	12.5
Gross margin	29%	23%	27%	30%

Operating expenses:
Selling, general and administrative	$2.4	$3.2	$11.9	$12.4
Research and development	1.6	1.9	7.8	6.5
Severance and other charges	1.5	-	1.5	1.2
Total operating expenses	5.5	5.1	21.2	20.1
Loss from continuing operations	(2.7)	(3.1)	(10.3)	(7.6)
Other income (expense)	1.5	0.5	1.5	(1.4)
Loss from continuing operations before income tax	(1.2)	(2.6)	(8.8)	(9.0)
Income tax expense (benefit) from continuing operations	(0.3)	-	(0.4)	0.1
Net loss from continuing operations	(0.9)	(2.6)	(8.4)	(9.1)
Discontinued operations	-	(0.1)	(0.1)	(0.2)
Net loss	$(0.9)	$(2.7)	$(8.5)	$(9.3)

Basic and diluted EPS	$(0.05)	$(0.20)	$(0.54)	$(0.78)
Weighted shares outstanding (in millions)	17.2	13.5	15.8	12.0

Clean Diesel Technologies, Inc.
Segment Information (unaudited)
($ millions)

	3 Months Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014
Revenue
Catalyst	$5.9	$5.5	$26.2	$23.8
Heavy Duty Diesel Systems	4.8	3.5	16.6	19.6
Eliminations	(1.0)	(0.3)	(3.1)	(2.2)
Total	$9.7	$8.7	$39.7	$41.2

Income (loss) from operations
Catalyst	$(0.3)	$(1.4)	$(1.6)	$(0.8)
Heavy Duty Diesel Systems	(0.2)	(0.1)	(1.7)	0.2
Corporate	(2.2)	(1.5)	(6.8)	(6.9)
Eliminations	-	(0.1)	(0.2)	(0.1)
Total	$(2.7)	$(3.1)	$(10.3)	$(7.6)

Clean Diesel Technologies, Inc.
Summary Balance Sheets (unaudited)
($ millions)

	As of
	December 31, 2015	December 31, 2014
Total current assets	$16.7	$17.8
Total assets	$25.1	$27.7
Total current liabilities	$16.9	$12.8
Total long-term liabilities	$7.8	$7.9
Stockholders’ equity	$0.4	$7.0

Short-term debt	$3.5	$2.8
Long-term debt	$7.6	$7.5